Exhibit 99.4

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS (UNAUDITED)

EQUIFAX INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2010	2009
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$443.0	$426.5
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	190.1	177.1
Selling, general and administrative expenses	109.5	117.7
Depreciation and amortization	39.1	34.8
Total operating expenses	338.7	329.6
Operating income	104.3	96.9
Interest expense	(14.2)	(14.3)
Other income, net	(0.5)	2.5
Consolidated income from continuing operations before income taxes	89.6	85.1
Provision for income taxes	(33.7)	(32.6)
Consolidated income from continuing operations	55.9	52.5
Discontinued operations, net of tax	2.7	3.6
Consolidated net income	58.6	56.1
Less: Net income attributable to noncontrolling interests	(1.9)	(1.7)
Net income attributable to Equifax	$56.7	$54.4
Amounts attributable to Equifax:
Net income from continuing operations attributable to Equifax	$54.0	$50.8
Discontinued operations, net of tax	2.7	3.6
Net income attributable to Equifax	$56.7	$54.4
Basic earnings per common share:
Net income from continuing operations attributable to Equifax	$0.43	$0.40
Discontinued operations attributable to Equifax	0.02	0.03
Net income attributable to Equifax	$0.45	$0.43
Weighted-average shares used in computing basic earnings per share	126.3	126.2
Diluted earnings per common share:
Net income from continuing operations attributable to Equifax	$0.42	$0.40
Discontinued operations attributable to Equifax	0.02	0.03
Net income attributable to Equifax	$0.44	$0.43
Weighted-average shares used in computing diluted earnings per share	128.1	127.4
Dividends per common share	$0.04	$0.04

See Notes to Consolidated Financial Statements.

EQUIFAX INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009

(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77.1	$103.1
Trade accounts receivable, net of allowance for doubtful accounts of $12.3 and $15.1 at March 31, 2010 and December 31, 2009, respectively	258.5	258.7
Prepaid expenses	37.7	27.6
Other current assets	73.5	27.4
Total current assets	446.8	416.8
Property and equipment:
Capitalized internal-use software and system costs	302.4	316.6
Data processing equipment and furniture	180.7	184.2
Land, buildings and improvements	165.3	164.5
Total property and equipment	648.4	665.3
Less accumulated depreciation and amortization	(338.9)	(346.0)
Total property and equipment, net	309.5	319.3
Goodwill	1,916.2	1,943.2
Indefinite-lived intangible assets	95.6	95.5
Purchased intangible assets, net	645.7	687.0
Other assets, net	91.8	88.7
Total assets	$3,505.6	$3,550.5
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities	$157.2	$154.2
Capitalized lease obligation	-	29.0
Accounts payable	26.0	35.9
Accrued expenses	62.6	67.7
Accrued salaries and bonuses	28.7	58.1
Deferred revenue	68.6	69.8
Other current liabilities	86.3	77.5
Total current liabilities	429.4	492.2
Long-term debt	990.6	990.9
Deferred income tax liabilities, net	248.2	249.3
Long-term pension and other postretirement benefit liabilities	119.9	142.5
Other long-term liabilities	54.3	60.6
Total liabilities	1,842.4	1,935.5
Commitments and Contingencies (see Note 5)
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	-	-
Common stock, $1.25 par value: Authorized shares - 300.0; Issued shares - 189.3 at March 31, 2010 and December 31, 2009; Outstanding shares - 126.6 and 126.2 at March 31, 2010 and December 31, 2009, respectively	236.6	236.6
Paid-in capital	1,097.3	1,102.0
Retained earnings	2,545.8	2,494.2
Accumulated other comprehensive loss	(330.1)	(318.7)
Treasury stock, at cost, 60.6 shares and 61.0 shares at March 31, 2010 and December 31, 2009, respectively	(1,860.5)	(1,871.7)
Stock held by employee benefits trusts, at cost, 2.1 shares at March 31, 2010 and December 31, 2009	(41.2)	(41.2)
Total Equifax shareholders' equity	1,647.9	1,601.2
Noncontrolling interests	15.3	13.8
Total equity	1,663.2	1,615.0
Total liabilities and equity	$3,505.6	$3,550.5

See Notes to Consolidated Financial Statements.

EQUIFAX INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2010	2009
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$58.6	$56.1
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	42.5	38.2
Stock-based compensation expense	4.4	3.7
Tax effects of stock-based compensation plans	1.4	(0.1)
Excess tax benefits from stock-based compensation plans	(1.4)	(0.2)
Deferred income taxes	(0.1)	3.2
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(5.8)	(10.3)
Prepaid expenses and other current assets	(7.9)	(3.3)
Other assets	3.5	(0.3)
Current liabilities, excluding debt	(34.1)	(28.7)
Other long-term liabilities, excluding debt	(23.4)	(13.8)
Cash provided by operating activities	37.7	44.5
Investing activities:
Capital expenditures	(50.0)	(15.0)
Acquisitions, net of cash acquired	(6.0)	-
Dividend from unconsolidated affiliates	-	1.0
Cash used in investing activities	(56.0)	(14.0)
Financing activities:
Net short-term borrowings	2.7	260.1
Net repayments under long-term revolving credit facilities	(4.6)	(270.0)
Proceeds from issuance of long-term debt	1.4	-
Payments on long-term debt	(3.1)	(6.4)
Treasury stock purchases	(9.4)	(9.1)
Dividends paid to Equifax shareholders	(5.0)	(5.0)
Dividends paid to noncontrolling interests	(0.3)	(0.4)
Proceeds from exercise of stock options	11.6	3.4
Excess tax benefits from stock-based compensation plans	1.4	0.2
Other	(0.2)	(0.5)
Cash used in financing activities	(5.5)	(27.7)
Effect of foreign currency exchange rates on cash and cash equivalents	(2.2)	(1.0)
(Decrease) increase in cash and cash equivalents	(26.0)	1.8
Cash and cash equivalents, beginning of period	103.1	58.2
Cash and cash equivalents, end of period	$77.1	$60.0

See Notes to Consolidated Financial Statements.

EQUIFAX INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

For the Three Months Ended March 31, 2010

(Unaudited)

	Equifax Shareholders
							Stock
					Accumulated		Held By
	Common Stock				Other		Employee
	Shares		Paid-In	Retained	Comprehensive	Treasury	Benefits	Noncontrolling	Total
	Outstanding	Amount	Capital	Earnings	Loss	Stock	Trusts	Interests	Equity
	(In millions, except per share amounts)
Balance, December 31, 2009	126.2	$236.6	$1,102.0	$2,494.2	$(318.7)	$(1,871.7)	$(41.2)	$13.8	$1,615.0
Net income	-	-	-	56.7	-	-	-	1.9	58.6
Other comprehensive income	-	-	-	-	(11.4)	-	-	(0.1)	(11.5)
Shares issued under stock and benefit plans, net of minimum tax withholdings	0.7	-	(10.6)	-	-	20.6	-	-	10.0
Treasury stock purchased under share repurchase program ($31.43 per share)*	(0.3)	-	-	-	-	(9.4)	-	-	(9.4)
Cash dividends ($0.04 per share)	-	-	-	(5.1)	-	-	-	-	(5.1)
Dividends paid to employee benefits trusts	-	-	0.1	-	-	-	-	-	0.1
Stock-based compensation expense	-	-	4.4	-	-	-	-	-	4.4
Tax effects of stock-based compensation plans	-	-	1.4	-	-	-	-	-	1.4
Dividends paid to noncontrolling interests	-	-	-	-	-	-	-	(0.3)	(0.3)
Balance, March 31, 2010	126.6	$236.6	$1,097.3	$2,545.8	$(330.1)	$(1,860.5)	$(41.2)	$15.3	$1,663.2

*	At March 31, 2010, $112.5 million was authorized for future purchases of common stock under our share repurchase authorization.

Accumulated Other Comprehensive Loss consists of the following components:

	March 31,	December 31,
	2010	2009
	(In millions)
Foreign currency translation	$(113.1)	$(99.9)
Unrecognized actuarial losses and prior service cost related to our pension and other postretirement benefit plans, net of accumulated tax of $124.0 and $124.9 at March 31, 2010 and December 31, 2009, respectively	(214.5)	(216.2)
Cash flow hedging transactions, net of tax of $1.6 and $1.7 at March 31, 2010 and December 31, 2009, respectively	(2.5)	(2.6)
Accumulated other comprehensive loss	$(330.1)	$(318.7)

Comprehensive Income is as follows:

	Three Months Ended March 31,
	2010			2009
	Equifax	Noncontrolling		Equifax	Noncontrolling
	Shareholders	Interests	Total	Shareholders	Interests	Total
	(In millions)
Net income	$56.7	$1.9	$58.6	$54.4	$1.7	$56.1
Other comprehensive income:
Foreign currency translation adjustment	(13.2)	(0.1)	(13.3)	5.1	(0.6)	4.5
Recognition of prior service cost and actuarial losses related to our pension and other postretirement benefit plans	1.7	-	1.7	1.6	-	1.6
Change in cumulative loss from cash flow hedging transactions	0.1	-	0.1	0.3	-	0.3
Comprehensive income	$45.3	$1.8	$47.1	$61.4	$1.1	$62.5

See Notes to Consolidated Financial Statements.

EQUIFAX INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2010

As used herein, the terms Equifax, the Company, we, our and us refer to Equifax Inc., a Georgia corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Equifax Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations.   We collect, organize and manage various types of financial, demographic, employment and marketing information. Our products and services enable businesses to make credit and service decisions, manage their portfolio risk, automate or outsource certain payroll, tax and human resources business processes, and develop marketing strategies concerning consumers and commercial enterprises. We serve customers across a wide range of industries, including the financial services, mortgage, retail, telecommunications, utilities, automotive, brokerage, healthcare and insurance industries, as well as government agencies. We also enable consumers to manage and protect their financial health through a portfolio of products offered directly to consumers. As of March 31, 2010, we operated in the following countries: Argentina, Brazil, Canada, Chile, Ecuador, El Salvador, Honduras, Peru, Portugal, Spain, the United Kingdom, or U.K., Uruguay, and the United States of America, or U.S. We also maintain support operations in Costa Rica and the Republic of Ireland. We own an equity interest in a consumer credit information company in Russia. In March 2010, our Indian joint venture received a license to operate a nationwide credit information company in India.

We develop, maintain and enhance secured proprietary information databases through the compilation of actual consumer data, including credit, employment, asset, liquidity, net worth and spending activity, and business data, including credit and business demographics, that we obtain from a variety of sources, such as credit granting institutions, public record information (including bankruptcies, liens and judgments), income and tax information primarily from large to mid-sized companies in the U.S., and marketing information.  We process this information utilizing our proprietary information management systems.

Basis of Presentation.   The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, the instructions to Form 10-Q and applicable sections of Regulation S-X. To understand our complete financial position and results, as defined by GAAP, this Form 10-Q should be read in conjunction with the Consolidated Financial Statements and the notes thereto included in our annual report on Form 10-K for the fiscal year ended December 31, 2009, or 2009 Form 10-K.

Our unaudited Consolidated Financial Statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the periods presented. Certain prior year amounts have been reclassified to conform to current year presentation including the results of a business reclassified as a discontinued operation, which is more fully described in Note 2 of the Notes to Consolidated Financial Statements.

Earnings Per Share.   Our basic earnings per share, or EPS, is calculated as net income divided by the weighted-average number of common shares outstanding during the period. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding. The net income amounts used in both our basic and diluted EPS calculations are the same. A reconciliation of the weighted-average outstanding shares used in the two calculations is as follows:

	Three Months Ended March 31,
	2010	2009
	(In millions)
Weighted-average shares outstanding (basic)	126.3	126.3
Effect of dilutive securities:
Stock options and restricted stock units	1.8	1.1
Weighted-average shares outstanding (diluted)	128.1	127.4

For the three months ended March 31, 2010 and 2009, 3.3 million and 4.5 million stock options, respectively, were anti-dilutive and therefore excluded from this calculation.

Financial Instruments.   Our financial instruments consist primarily of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term and long-term debt. The carrying amounts of these items, other than long-term debt, approximate their fair market values due to the short-term nature of these instruments. The fair value of our fixed-rate debt is determined using quoted market prices for publicly traded instruments, and for non-publicly traded instruments through valuation techniques depending on the specific characteristics of the debt instrument, taking into account credit risk. As of March 31, 2010 and December 31, 2009, the fair value of our fixed-rate debt was $1.04 billion and $1.02 billion, respectively, compared to its carrying value of $1.01 billion and $1.00 billion, respectively.

Derivatives and Hedging Activities.   Although derivative financial instruments are not utilized for speculative purposes or as the Company’s primary risk management tool, derivatives have been used as a risk management tool to hedge the Company’s exposure to changes in interest rates and foreign exchange rates. We have used interest rate swaps and interest rate lock agreements to manage interest rate risk associated with our fixed and floating-rate borrowings. Forward contracts on various foreign currencies have been used to manage the foreign currency exchange rate risk of certain firm commitments denominated in foreign currencies. We recognize all derivatives on the balance sheet at fair value. Derivative valuations reflect the value of the instrument including the value associated with counterparty risk.  As of March 31, 2010, we do not have any unsettled cash flow hedges.  The fair value liability of our unsettled foreign currency cash flow hedges was not material at December 31, 2009.

Fair Value Hedges.   In conjunction with our November 2009 sale of five-year Senior Notes, we entered into five-year interest rate swaps, designated as fair value hedges, which convert the debt’s fixed interest rate to a variable rate. These swaps involve the receipt of fixed rate amounts for floating interest rate payments over the life of the swaps without exchange of the underlying principal amount. Changes in the fair value of the interest rate swaps offset changes in the fair value of the fixed-rate Senior Notes they hedge due to changes in the designated benchmark interest rate and are recorded in interest expense. The fair value of these interest rate swaps was an asset of $3.3 million at March 31, 2010 and was recorded in other long-term assets on our Consolidated Balance Sheet.  The fair value of these interest rate swaps was a liability of $3.3 million at December 31, 2009 and was recorded in other long-term liabilities on our Consolidated Balance Sheet.

Fair Value Measurements.   Fair value is determined based on the assumptions marketplace participants use in pricing the asset or liability. We use a three level fair value hierarchy to prioritize the inputs used in valuation techniques between observable inputs that reflect quoted prices in active markets, inputs other than quoted prices with observable market data and unobservable data (e.g., a company’s own data).

The following table presents items measured at fair value on a recurring basis:

		Fair Value Measurements at Reporting Date Using:
Description	Fair Value of Assets (Liabilities) at March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In millions)
Fair Value Interest Rate Swaps (2)	$3.3	$-	$3.3	$-
Deferred Compensation Plan (1)	(11.3)	(11.3)	-	-
Total	$(8.0)	$(11.3)	$3.3	$-

(1)        We maintain a deferred compensation plan that allows for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and commissions) until a later date based on the terms of the plan. The liability representing benefits accrued for plan participants is valued at the quoted market prices of the participants’ elections for investments. Identical instruments are traded in active markets as of March 31, 2010. As such, we have classified this liability as Level 1 within the fair value hierarchy.

(2)        The fair value of our interest rate swaps, designated as fair value hedges, is based on the present value of expected future cash flows using zero coupon rates and is classified within Level 2 of the fair value hierarchy.

Variable Interest Entities.   We hold interests in certain entities, including credit data and information solutions ventures, that are considered variable interest entities, or VIEs.  These variable interests relate to ownership interests that require financial support for these entities.  Our investments related to these VIEs totaled $8.7 million at March 31, 2010, representing our maximum exposure to loss.  We are not the primary beneficiary and are not required to consolidate any of these VIEs.

Recent Accounting Pronouncements.    Fair Value Disclosures.   In January 2010, the Financial Accounting Standards Board, or FASB, issued guidance requiring additional fair value disclosures for significant transfers between levels of the fair value hierarchy and gross presentation of items within the Level 3 reconciliation. This guidance also clarifies that entities need to disclose fair value information for each class of asset and liability measured at fair value and that valuation techniques need to be provided for all non-market observable measurements. Our adoption of this guidance on January 1, 2010, did not impact our Consolidated Financial Statements as we have no items classified as Level 3.

Variable Interest Entities.   In June 2009, the FASB amended the consolidation guidance for variable-interest entities and expanded disclosure requirements. The new guidance requires an enterprise to perform an analysis to determine whether the enterprise’s variable interests give it a controlling financial interest in the variable interest entity. The adoption of this guidance as noted above on January 1, 2010, did not have a material impact on our Consolidated Financial Statements.

For additional information about recent accounting pronouncements adopted or pending adoption, see Note 1 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

2. DISCONTINUED OPERATIONS

On April 23, 2010, we sold our Equifax Enabling Technologies LLC legal entity, consisting of our APPRO loan origination software (“APPRO”), for approximately $72 million.  On July 1, 2010, we sold substantially all the assets of our Direct Marketing Services division (“DMS”) for approximately $117 million.  Both of these businesses were previously reported in our U.S. Consumer Information Solutions segment.  The results of operations for these businesses for the three months ended March 31, 2010 and 2009 were classified as discontinued operations.  Revenue for these businesses for the three months ended March 31, 2010 and 2009 was $23.6 million and $26.4 million, respectively.  Pretax income was $4.3 million and $5.8 million for the three month periods ended March 31, 2010 and 2009, respectively.  We expect to record a gain from the sale of APPRO in the second quarter of 2010 of approximately $12 million, after tax.

As of March 31, 2010, assets and liabilities comprising the APPRO disposal group were considered held for sale and were recorded in other current assets and other current liabilities in the Consolidated Balance Sheets.  The assets and liabilities of the discontinued operations at March 31, 2010 and December 31, 2009 were as follows:

	March 31,	December 31,
	2010	2009
	(In millions)	(In millions)
Current assets	$1.8	$6.9
Noncurrent assets	87.4	132.3
Current liabilities	(5.3)	(8.5)
Noncurrent liabilities	(1.6)	(1.6)
Net assets	$82.3	$129.1

3. GOODWILL AND INTANGIBLE ASSETS

Goodwill.   Goodwill represents the cost in excess of the fair value of the net assets acquired in a business combination. Goodwill is tested for impairment at the reporting unit level on an annual basis and on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. We perform our annual goodwill impairment tests as of September 30.

Changes in the amount of goodwill for the three months ended March 31, 2010, are as follows:

	U.S. Consumer			North America	North America
	Information			Personal	Commercial
	Solutions	International	TALX	Solutions	Solutions	Total
	(In millions)
Balance, December 31, 2009	$667.8	$335.7	$900.6	$1.8	$37.3	$1,943.2
Foreign currency translation	-	(11.0)	-	-	0.1	(10.9)
Tax benefits of stock options exercised	-	-	(0.4)	-	-	(0.4)
Held for sale	(15.7)	-	-	-	-	(15.7)
Balance, March 31, 2010	$652.1	$324.7	$900.2	$1.8	$37.4	$1,916.2

Indefinite-Lived Intangible Assets.   Indefinite-lived intangible assets consist of contractual/territorial rights representing the estimated fair value of rights to operate in certain territories acquired through the purchase of independent credit reporting agencies in the U.S. and Canada. Our contractual/territorial rights are perpetual in nature and, therefore, the useful lives are considered indefinite. Indefinite-lived intangible assets are not amortized. We are required to test indefinite-lived intangible assets for impairment annually and whenever events or circumstances indicate that there may be an impairment of the asset value. We perform our annual indefinite-lived intangible asset impairment test as of September 30. Our contractual/territorial rights carrying amounts did not change materially during the three months ended March 31, 2010.

Purchased Intangible Assets.   Purchased intangible assets represent the estimated fair value of acquired intangible assets used in our business. Purchased data files represent the estimated fair value of consumer credit files acquired primarily through the purchase of independent credit reporting agencies in the U.S. and Canada. We expense the cost of modifying and updating credit files in the period such costs are incurred. We amortize purchased data files, which primarily consist of acquired consumer credit files, on a straight-line basis. Primarily all of our other purchased intangible assets are also amortized on a straight-line basis. For additional information about the useful lives related to our purchased intangible assets, see Note 1 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

Purchased intangible assets at March 31, 2010 and December 31, 2009 consisted of the following:

	March 31, 2010			December 31, 2009
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
	(In millions)
Definite-lived intangible assets:
Purchased data files	$375.2	$(247.6)	$127.6	$373.8	$(240.6)	$133.2
Acquired software and technology	42.3	(26.2)	16.1	70.3	(37.1)	33.2
Customer relationships	480.8	(75.5)	405.3	488.0	(70.8)	417.2
Proprietary database	125.0	(57.8)	67.2	125.0	(52.2)	72.8
Non-compete agreements	3.3	(0.7)	2.6	3.3	(0.5)	2.8
Trade names and other intangible assets	36.0	(9.1)	26.9	36.0	(8.2)	27.8
Total definite-lived intangible assets	$1,062.6	$(416.9)	$645.7	$1,096.4	$(409.4)	$687.0

Amortization expense related to purchased intangible assets was $22.2 million and $19.5 million during the three months ended March 31, 2010 and 2009, respectively.

4. DEBT

Debt outstanding at March 31, 2010 and December 31, 2009 was as follows:

	March 31,	December 31,
	2010	2009
	(In millions)
Commercial paper, weighted-average rate of 0.3% and 0.4% in 2010 and 2009, respectively	$137.7	$135.0
Notes, 4.25%, due in installments through May 2012	4.6	7.6
Notes, 7.34%, due in installments through May 2014	75.0	75.0
Notes, 4.45%, due December 2014	275.0	275.0
Notes, 6.30%, due July 2017	272.5	272.5
Debentures, 6.90%, due July 2028	125.0	125.0
Notes, 7.00%, due July 2037	250.0	250.0
Borrowings under long-term revolving credit facilities, weighted-average rate of 0.9% in 2009	-	4.8
Capitalized lease obligation	-	29.0
Other	4.4	3.1
Total debt	1,144.2	1,177.0
Less short-term debt and current maturities	(157.2)	(154.2)
Less capitalized lease obligation	-	(29.0)
Less unamortized discounts	(2.3)	(2.4)
Plus fair value adjustments	5.9	(0.5)
Total long-term debt, net	$990.6	$990.9

Senior Credit Facility.   We are party to an $850.0 million senior unsecured revolving credit facility, which we refer to as the Senior Credit Facility, with a group of financial institutions. Borrowings may be used for general corporate purposes, including working capital, capital expenditures, acquisitions and share repurchase programs. The Senior Credit Facility is scheduled to expire in July 2011. Availability of the Senior Credit Facility for borrowings is reduced by the outstanding face amount of any letters of credit issued under the facility and, pursuant to our existing Board of Directors authorization, by the outstanding principal amount of our commercial paper notes. As of March 31, 2010, there were no outstanding borrowings under this facility and $708.6 million was available for borrowings.

Commercial Paper Program.   Our $850.0 million commercial paper program has been established through the private placement of commercial paper notes from time-to-time. Maturities of commercial paper can range from overnight to 397 days. The commercial paper program is supported by our Senior Credit Facility and, pursuant to our existing Board of Directors authorization, the total amount of commercial paper which may be issued is reduced by the amount of any outstanding borrowings under our Senior Credit Facility. At March 31, 2010, $137.7 million in commercial paper notes was outstanding, all with maturities of less than 90 days.

Canadian Credit Facility.   We are a party to a credit agreement with a Canadian financial institution that provides for a C$20.0 million (denominated in Canadian dollars), 364-day revolving credit agreement. This agreement is scheduled to expire in June 2010. As of March 31, 2010, there were no outstanding borrowings under this facility.

For additional information about our debt agreements, see Note 4 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

5. COMMITMENTS AND CONTINGENCIES

Headquarters Building.   On February 26, 2010, we purchased our headquarters building in Atlanta, Georgia, for cash consideration of $29.1 million, including fees.  The building and related capital lease obligation were recorded on our Consolidated Balance Sheets in February 2009 when we provided the lessor notification of our intent to purchase the building.

Data Processing, Outsourcing Services and Other Agreements.   We have separate agreements with IBM, Acxiom, Tata Consultancy Services and others to outsource portions of our computer data processing operations, applications development, maintenance and related functions and to provide certain other administrative and operational services. The agreements expire between 2010 and 2014. The estimated aggregate minimum contractual obligation remaining under these agreements was approximately $175 million at December 31, 2009, with no future year’s minimum contractual obligation expected to exceed approximately $55 million. Annual payment obligations in regard to these agreements vary due to factors such as the volume of data processed; changes in our servicing needs as a result of new product offerings, acquisitions or divestitures; the introduction of significant new technologies; foreign currency; or the general rate of inflation. In certain circumstances (e.g., a change in control or for our convenience), we may terminate these data processing and outsourcing agreements, and, in doing so, certain of these agreements require us to pay a significant penalty.

Agreement with Computer Sciences Corporation.   We have an agreement with Computer Sciences Corporation, or CSC, and certain of its affiliates, collectively CSC, under which CSC-owned credit reporting agencies utilize our computerized credit database services. CSC retains ownership of its credit files and the revenues generated by its credit reporting activities. We receive a processing fee for maintaining the database and for each report supplied. The agreement will expire on July 31, 2018, and is renewable at the option of CSC for successive ten-year periods. The agreement provides us with an option to purchase CSC’s credit reporting business if it does not elect to renew the agreement or if there is a change in control of CSC while the agreement is in effect. Under the agreement CSC also has an option, exercisable at any time, to sell its credit reporting business to us. The option expires in 2013. The option exercise price will be determined by a third-party appraisal process and would be due in cash within 180 days after the exercise of the option. We estimate that if the option were exercised at December 31, 2009, the price range would be approximately $600 million to $675 million. This estimate is based solely on our internal analysis of the value of the business, current market conditions and other factors, all of which are subject to constant change. Therefore, the actual option exercise price could be materially higher or lower than our estimate.

Guarantees and General Indemnifications.   We may issue standby letters of credit, performance bonds or other guarantees in the normal course of business. The aggregate notional amount of all performance bonds and standby letters of credit is not material at March 31, 2010, and all have a remaining maturity of one year or less. The maximum potential future payments we could be required to make under the guarantees is not material at March 31, 2010.

We have agreed to standard indemnification clauses in many of our lease agreements for office space, covering such things as tort, environmental and other liabilities that arise out of or relate to our use or occupancy of the leased premises. Certain of our credit agreements include provisions which require us to make payments to preserve an expected economic return to the lenders if that economic return is diminished due to certain changes in law or regulations. In conjunction with certain transactions, such as sales or purchases of operating assets or services in the ordinary course of business, or the disposition of certain assets or businesses, we sometimes provide routine indemnifications, the terms of which range in duration and sometimes are not limited. Additionally, the Company has entered into indemnification agreements with its directors and executive officers to indemnify such individuals to the fullest extent permitted by law against liabilities that arise by reason of their status as directors or officers. The Company maintains directors and officers liability insurance coverage to reduce its exposure to such obligations.

We cannot reasonably estimate our potential future payments under the indemnities and related provisions described above because we cannot predict when and under what circumstances these provisions may be triggered. We had no accruals related to indemnifications on our Consolidated Balance Sheets at March 31, 2010 or December 31, 2009.

Contingencies.   We are involved in legal proceedings, claims and litigation arising in the ordinary course of business. We periodically assess our exposure related to these matters based on the information which is available. We have recorded accruals in our Consolidated Financial Statements for those matters in which it is probable that we have incurred a loss and the amount of the loss, or range of loss, can be reasonably estimated.

For other legal proceedings, claims and litigation, we have recorded loss contingencies that are immaterial, or we cannot reasonably estimate the potential loss because of uncertainties about the outcome of the matter and the amount of the loss or range of loss. Although the final outcome of these other matters cannot be predicted with certainty, any possible adverse outcome arising from these matters is not expected to have a material impact on our Consolidated Financial Statements, either individually or in the aggregate. However, our evaluation of the likely impact of these matters may change in the future.

Tax Matters.   In 2003, the Canada Revenue Agency, or CRA, issued Notices of Reassessment, asserting that Acrofax, Inc., a wholly-owned Canadian subsidiary of Equifax, is liable for additional tax for the 1995 through 2000 tax years, related to certain intercompany capital contributions and loans. The additional tax sought by the CRA for these periods ranges, based on alternative theories, from $8.4 million (8.5 million in Canadian dollars) to $18.6 million (19.0 million in Canadian dollars) plus interest and penalties. Subsequently in 2003, we made a statutorily-required deposit for a portion of the claim. We intend to vigorously contest these reassessments and do not believe we have violated any statutory provision or rule. While we believe our potential exposure is less than the asserted claims and not material to our Consolidated Financial Statements, if the final outcome of this matter was unfavorable to us, an additional claim may be filed by the local province. The likelihood and potential amount of such claim is unknown at this time. We cannot predict when this tax matter will be resolved.

For additional information about these and other commitments and contingencies, see Note 5 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

6. INCOME TAXES

We are subject to U.S. federal, state and international income taxes. We are generally no longer subject to federal, state, or international income tax examinations by tax authorities for years ending prior to December 31, 2002, with few exceptions. In Canada, we are under audit by the Canada Revenue Agency for the 1995 through 2000 tax years (see Note 5 of the Notes to Consolidated Financial Statements). For the U.K., tax years after 1999 are open for examination. Due to the potential for resolution of state and foreign examinations, and the expiration of various statutes of limitations, it is reasonably possible that our gross unrecognized tax benefit balance may change within the next twelve months by a range of zero to $6.4 million, related primarily to issues involving our U.K. operations.

Effective Tax Rate.   Our effective income tax rate was 37.6% for the three months ended March 31, 2010, down from 38.3% for the same period in 2009, as a higher foreign tax rate in 2010 was more than offset by an unfavorable discrete item recorded in the first quarter of 2009 related to the effect of a change in California state income taxes on our deferred tax liabilities.

7. BENEFIT PLANS

We sponsor defined benefit pension plans and defined contribution plans. We also maintain certain healthcare and life insurance benefit plans for eligible active and retired employees. For additional information about our benefit plans, see Note 9 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

The following table provides the components of net periodic benefit cost for the three months ended March 31, 2010 and 2009:

	Pension Benefits		Other Benefits
	Three Months Ended March 31,
	2010	2009	2010	2009
	(In millions)
Service cost	$1.5	$1.4	$0.1	$0.1
Interest cost	8.7	8.8	0.5	0.5
Expected return on plan assets	(11.1)	(11.3)	(0.4)	(0.4)
Amortization of prior service cost	0.2	0.2	(0.1)	(0.1)
Recognized actuarial loss	2.2	2.2	0.3	0.3
Total net periodic benefit cost	$1.5	$1.3	$0.4	$0.4

8. RESTRUCTURING CHARGES

2009 Restructuring Charges.   In the fourth quarter of 2009, we recorded a $16.4 million restructuring charge ($10.4 million, net of tax) in selling, general and administrative expenses on our Consolidated Statements of Income primarily related to headcount reductions of approximately 400 positions. This charge resulted from our continuing efforts to align our business to better support our strategic objectives. Generally, severance benefits for our U.S. employees are paid through monthly payroll according to the number of weeks of severance benefit provided to the employee, while our international employees receive a lump sum severance payment for their benefit. Accordingly, we expect the majority of the payments to be completed by December 2010. Payments related to this charge totaled $3.1 million for the three months ended March 31, 2010.  Total payments to date, through March 31, 2010, related to the fourth quarter 2009 restructuring charge were $4.8 million.

During the first quarter of 2009, we recorded in selling, general and administrative expenses on our Consolidated Statements of Income an $8.4 million restructuring charge ($5.4 million, net of tax) associated with headcount reductions of approximately 300 positions. This charge resulted from our efforts to reduce and manage our expenses and to maintain our financial results in the face of a weak global economy and reduced revenues. The majority of the payments were completed by the end of the first quarter of 2010. Payments related to this charge were not material during the three months ended March 31, 2010.  Total payments to date, through March 31, 2010, related to the first quarter 2009 restructuring charge were $7.7 million.

9. SEGMENT INFORMATION

Reportable Segments.   We manage our business and report our financial results through the following five reportable segments, which are the same as our operating segments:

•	U.S. Consumer Information Solutions

•	International

•	TALX

•	North America Personal Solutions

•	North America Commercial Solutions

The accounting policies of the reportable segments are the same as those described in our summary of significant accounting policies in Note 1 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K. We evaluate the performance of these reportable segments based on their operating revenues, operating income and operating margins, excluding unusual or infrequent items, if any. Inter-segment sales and transfers are not material for all periods presented. The measurement criteria for segment profit or loss and segment assets are substantially the same for each reportable segment. All transactions between segments are accounted for at cost, and no timing differences occur between segments.

A summary of segment products and services is as follows:

U.S. Consumer Information Solutions.   This segment includes consumer information services (such as credit information and credit scoring, credit modeling services, locate services, fraud detection and prevention services, identity verification services and other consulting services); mortgage loan origination information, appraisal, title and closing services; and consumer financial marketing services.

International.   This segment includes information services products, which includes consumer and commercial services (such as credit and financial information, credit scoring and credit modeling services), credit and other marketing products and services, and products and services sold directly to consumers similar to those sold by North America Personal Solutions.

TALX.   This segment includes employment, income and social security number verification services (known as The Work Number ® ) and employment tax and talent management services.

North America Personal Solutions.   This segment includes credit information, credit monitoring and identity theft protection products sold directly to consumers via the internet.

North America Commercial Solutions.   This segment includes commercial products and services such as business credit and demographic information, credit scores and portfolio analytics (decisioning tools), which are derived from our databases of business credit and financial information.

Operating revenue and operating income by operating segment during the three months ended March 31, 2010 and 2009, are as follows:

	Three Months Ended
(In millions)	March 31,
	2010	2009
Operating revenue:
U.S. Consumer Information Solutions	$173.1	$183.6
International	116.2	100.8
TALX	95.3	87.9
North America Personal Solutions	39.7	38.4
North America Commercial Solutions	18.7	15.8
Total operating revenue	$443.0	$426.5

	Three Months Ended
(In millions)	March 31,
	2010	2009
Operating income:
U.S. Consumer Information Solutions	$60.1	$69.7
International	28.7	28.9
TALX	21.5	18.8
North America Personal Solutions	10.0	6.0
North America Commercial Solutions	4.4	2.3
General Corporate Expense	(20.4)	(28.8)
Total operating income	$104.3	$96.9